DATED: SEPTEMBER 11, 2009

(1) CLENERGEN CORPORATION

(2) EUROGET DE-INVEST

STRATEGIC ALLIANCE AGREEMENT

THIS AGREEMENT is made on September 11, 2009 by and between CLENERGEN CORPORATION a US public company incorporated in Nevada (CLENERGEN) with principal offices at 5379 Lyons Road, Suite 301, Coconut Creek, FL 33073 USA, and EUROGET DE INVEST a joint stock company incorporated in Egypt (EUROGET), with principal offices at 13 Ahmed Orabi St. Mohandesseen, Giza, Egypt.

WHEREAS

1.

CLENERGEN is a U.S. Public company that intends to be generating a minimum of 500 MW of clean electricity by 2014 by developing and operating, on a global basis, Distributed Environmental Power Systems (DEPS), which convert cultivated feedstock and a range of agricultural waste, known as biomass, into electricity, as well as owning, leasing, developing and managing energy feedstock plantations and

2.

EUROGET is an Egyptian joint stock company that provides a full range of development and financing services including ownership interests in large industrial projects in Africa and the Middle East and participates as a partner in various infrastructure projects including power generation, water and wastewater treatment, transportation, pipelines, telecommunications and medical sectors, and provides premier financing and merchant bank capabilities to raise project related capital from commercial banks, export credit facilities capital markets, and

3.

CLENERGEN and EUROGET have discussed and determined that they now desire to establish a Strategic Alliance (the "Alliance") in the Republic of Ghana (Ghana) for the specific purpose of developing DEPS facilities and energy feedstock plantations in the Republic of Ghana as outlined and agreed to as follows below, and

4.

CLENERGEN will form a subsidiary company registered in Ghana and named Clenergen Ghana Limited (SPV) that will seek to secure, develop, build and manage a 16MW power project in the Ashanti region of Ghana in view of supplying energy directly to one or more off grid mining operation(s) and, with EUROGET, establish a joint venture company to be named Clenergen Euroget Ghana Limited, for the purpose of developing, initially, a Private Public Partnership (PPP) with the government of Ghana for the establishment of a 14,000 acre energy plantation in the Region of Tamale and to develop a 56MW per hour biomass power plant to supply electricity directly to the Ghana national grid system, and

5.

Both parties acknowledge and agree that this Agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes all previous agreements and undertakings (if any) relating to the establishment and management of the proposed Alliance and that any and all future mutually agreed upon terms and conditions shall be attached hereto and made a part thereof this Agreement.

AGREEMENT

In consideration of the terms and conditions contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1. Definitions

"Affiliate" means any person, directly or indirectly, controlling, controlled by or under common control with any other person. "Control" shall mean the direct or indirect ownership of 50% or more of the voting interest in, or 50% or more of the interest in the income of such other person, or the ability to appoint, elect or direct at least 50% of the governing body of any such person.

A.	"Alliance Coordinator" means the person designated by a Party pursuant to Section 3(e) of this Agreement, to be the primary contact person for such Party for purposes of this Agreement.

B.

"Governing Rules" means the general guidelines established by the Managing Committee pursuant to Section 3(d) of this Agreement, which will be used to guide generally the activities of the Managing Committee and the Parties which are undertaken pursuant to this Agreement.

C.

"Implementation Strategy" means the comprehensive approach and strategy, which may or may not be reduced to written form, which is developed by the Managing Committee with respect to the development and implementation of business activities hereunder. The Implementation Strategy shall generally relate to the business in Ghana as outlined below and conducted by and between the Parties hereto as contemplated pursuant to this Agreement.

D.

"Joint Intellectual Property" means any intellectual property rights which may or may not arise from the joint activities conducted pursuant to this Agreement, and which shall be jointly owned as set forth in Section 8 of this Agreement.

E.

"Law" means any United States of America, Egypt or Ghana rule, regulation, statute or law relevant to the activities undertaken pursuant to this Agreement or applicable to either of the Parties with respect to any matters set form herein.

F.

"Losses" means any liabilities, damages, costs or expenses, including, without limitation, reasonable attorneys' fees (including the allocable cost of in-house counsel), which arise from any claim, lawsuit, demand or other action by any Party other than one of the Parties or an Affiliate of one of the Parties.

G.

"Managing Committee" means the committee established pursuant to Section 3 which is responsible for the development and oversight of all activities pursuant to this Agreement, in accordance with the terms of this Agreement.

H.

"CLENERGEN Products" means any products, supplies or other goods which are designed developed, manufactured or marketed by CLENERGEN, whether existing on the date of this Agreement or subsequently developed, acquired or otherwise obtained by CLENERGEN.

I.	"Party" or "Parties" means CLENERGEN or EUROGET, or EUROGET and CLENERGEN, individually and collectively, as appropriate.

J.	"Senior Management Representative" means an executive officer of each Party designated to facilitate the resolution of disputes hereunder, as described in Section 3 of this Agreement.

2. General Agreement

A.

CLENERGEN and EUROGET shall collaborate and cooperate in the development and implementation of DEPS facilities and required infrastructure, in Ghana, for the conversion of cultivated feedstock and a range of agricultural waste, known as biomass, into electricity, as well as owning, leasing, developing and managing energy feedstock plantations in Ghana and as set forth herein.

B.	The initial objective of the Alliance is to:

1.

Establish and operate an integrated and self-contained business in Ghana that will provide the appropriate resources, infrastructure and management for the development of DEPS facilities and the production of large scale supplies of energy feedstock for the generation of electricity.

	2.	Secure a 16MW DEPS facility in the Ashanti region of Ghana in view of supplying energy directly to one or more off-grid mining operations.

3.

Organize a Private Public Partnership (PPP) with the government of Ghana for the establishment of a 14,000 acre energy plantation in the Region of Tamale for the purpose of implementing a 56MW per hour DEPS facility to supply electricity directly to the Ghana national grid system.

	4.	Secure funding, as may be required, for the purpose of establishing the above identified projects as well as new project opportunities that may become available.

C.

CLENERGEN will form a subsidiary registered in Ghana to be named Clenergen Ghana Limited that will seek to secure, develop, build and manage a 16MW power project in the Ashanti region of Ghana in view of supplying energy directly to one or more off grid mining operation(s). CLENERGEN will grant EUROGET a ten percent (10%) equity shareholding in Clenergen Ghana Limited in exchange for EUROGET’s non-funding related assistance in developing the project. It is anticipated that Said Deraz, chairman of EUROGET will be named the interim chairman of Clenergen Ghana Limited.

D.

The Parties will establish a joint venture company to be named Clenergen Euroget Ghana Limited for the purpose of developing, initially, a Private Public Partnership (PPP) with the government of Ghana for the establishment of a 14,000 acre energy plantation in the Region of Tamale and to develop a 56MW per hour biomass power plant to supply electricity directly to the Ghana national grid system. The Parties agree that they each will hold an equal forty percent (40%) equity shareholding in Clenergen Euroget Ghana Limited and will set aside twenty percent (20%) for Ghana nationals, to be identified, who will be required to assist in the development of said projects.

E.	As the Parties anticipate the need to generate initial information for the business of the Alliance, the Parties, through its Managing Committee, will initially cooperate in:

	1.	Engaging legal counsel in Ghana for formation of the Company.

	2.	Identifying current regulations regarding foreign ownership of land in Ghana.

3.

Identifying government subsidies on the importation of capital equipment into Ghana for use in the generation of power and other incentives/benefits offered to companies inwardly investing in the renewable power sector in Ghana.

	4.	Initiating Environmental Impact Analysis (EIA) on land parcels identified for the planned 16MW and 56MW projects.

5.

Identifying the availability of carbon financing from renewable investment funds and other organizations associated with CDM mechanisms and mezzanine financing for reforestation/land reclamation projects in Ghana.

6.

Drafting of a letter to the President of Ghana, with copies to the Vice President, the Energy Minister and the Majority Leader of the Parliament for the purpose of seeking their approval of the planned business of the Alliance and arranging direct meetings and presentations to same.

7.

Identify and secure land parcels both in the Ashanti and Tamale regions consisting of 4 acres at each location in order to conduct planting field trials and as identified in Schedule C, attached hereto and made a part hereof.

F.	CLENERGEN will be responsible for providing:

	1.	Supply micro propagated saplings of bema bamboo and non-polyploidy Paulownia from its laboratories located in Bangalore, India.

	2.	Arranging nursery facilities for hardening of the saplings and planting/maintenance of saplings on 8 acres of land identified for the trials and as identified in Schedule C.

3.

Technical and agronomic management expertise and services ,as required, for the production of electricity from energy crops, including but not limited to propagation, planting, crop maintenance, feedstock processing and use of proven gasification technology.

G.	EUROGET will be responsible for providing:

	1.	Office space for CLENERGEN and its planned subsidiaries.

2.

Access to the King of Ashanti for discussions regarding the availability of 4000 acres of land in close proximity to the location of the planned 16MW per hour facility, in view of leasing over a 49 year period for the purpose of the cultivation of energy feedstocks, supplied from the biotechnology laboratories of Clenergen Corporation. Such discussions will focus on a deposit payment, annual lease and revenue/equity sharing agreement with Clenergen Ghana Limited.

3.

Initiate discussions for a Power Purchase Agreement (PPA) with the Government of Ghana for a minimum 15 year period along with the terms of a 49 year lease agreement in the Tamale region for an energy feedstock plantation.

4.

Arrange for the issuance of a Sovereign Guarantee for the planned 56MW facility, approved and secured by the government of Ghana and arrange insurance for the Sovereign Guarantee and secure credit lines and equity financing from banks and/or other financial institutions in order to fund the project.

3. Managing Committee.

A.

CLENERGEN and EUROGET shall establish a Managing Committee hereunder, which shall consist of three (3) representatives from each of CLENERGEN and EUROGET. The initial designees are set forth in Schedule A hereto. CLENERGEN and EUROGET may each from time to time replace its respective representatives on the Managing Committee, in its sole and absolute discretion, by notice to the other Party.

B.

It is among the objectives of the Parties to design, develop and implement the business of the Alliance in a reasonably practicable fashion, subject, however, to the respective corporate regulatory, financial and other obligations and considerations of each of the Parties from time to time determined. To achieve this objective, the Managing Committee shall be responsible for establishing an Implementation Strategy for the activities as contemplated by this Agreement and from time to time designated and determined by the Managing Committee.

C.

The Managing Committee shall meet at such times and places as it shall determine appropriate to carry out its responsibilities hereunder. Such meetings may be in person or by means of telephonic communication. Either Party may designate an alternate member of the Managing Committee to act on behalf of a member on a temporary or interim basis, in the reasonable discretion of such Party. Either Party, through its Managing Committee members, may call a meeting of the Managing Committee by giving written notice thereof to the members of the other Party.

D.

The Managing Committee shall establish guidelines to govern the strategic activities, co-development and related activities of the Parties; the Managing Committee shall also establish such guidelines with respect to operational matters at such time as activities as contemplated by this Agreement are commercialized or in a pre- commercialized phase, as contemplated by this Agreement. All such guidelines shall be subject to the qualification of Section 3(g) hereof. The Managing Committee shall be responsible for taking such other actions as may be provided for or contemplated by this Agreement, subject at all times to the requirements of Section 3(g), including the establishment and implementation of the "Governing Rules."

E.

The Parties shall each name one (1) of its Managing Committee members as its Alliance Coordinator, who shall be the primary contact for purposes of this Agreement, except to the extent the parties may otherwise agree. Either Party may change its designation of Alliance Coordinator, in its sole and absolute discretion, upon written notice to the other Party.

F.

If a disagreement arises between the Parties as to any matters within the scope of this Agreement, either Party may give written notice to the other. If the Alliance Coordinators are unable to resolve the dispute satisfactorily, despite their good faith efforts, within thirty (30) days of receipt of such notice, either Alliance Coordinator may request a meeting of the Managing Committee, which will, in good faith, diligently seek to resolve the dispute. If the Managing Committee is unable to resolve the dispute, notwithstanding the exercise of good faith efforts, within thirty (30) days after such meeting, then, unless otherwise agreed by the Alliance Coordinators, the matter shall thereafter formally be referred to a Senior Management Representative of each of the Parties, the initial designations of which are set forth in Schedule A. Either Party may, in its sole discretion, change its designee of the Senior Management Representative by written notice to the other. Except as expressly provided in the immediately following sentence, neither Party shall initiate any formal action against the other, including, without limitation, the formal commencement of arbitration proceedings or the formal filing of legal action, until at least thirty (30) days have elapsed since the first communication between the Senior Management Representatives hereunder. Notwithstanding the foregoing, either Party may initiate proceedings to seek injunctive relief before the time period otherwise required hereunder shall elapse, if such Party in good faith believes that it will suffer irreparable harm without the initiation of such proceedings.

G.

Notwithstanding anything to the contrary contained in this Agreement, the authority of the Managing Committee shall, at all times, be subject to the respective requirements and obligations of the quality systems and regulatory policies and procedures, and internal corporate governance requirements, of each of EUROGET and CLENERGEN. The Managing Committee shall establish Governing Rules, which shall serve as guidelines for the general activities under this Agreement, and Implementing Strategies relative to the activities as contemplated by this Agreement, all of which shall supplement the terms hereof, but which procedures and systems shall satisfy and be consistent with the respective policies, procedures, and systems of CLENERGEN and EUROGET. In that regard, the Parties shall reasonably cooperate in an attempt to assure their respective systems do not unduly impede the carrying out of the intent of this Agreement. Without limiting the generality of the foregoing, the operations and authority of the Managing Committee shall be consistent with the underlying corporate policies of each of CLENERGEN and EUROGET with respect to the operation of the management of the activities relative to this Agreement, and the like. The Managing Committee shall establish a proposed approach for the Governing Rules within thirty (30) days of the execution of this Agreement that shall consider the relevant respective obligations of the parties.

4. Representations and Warranties

1.          CLENERGEN represents and warrants to EUROGET as follows:

A.

CLENERGEN is a corporation duly organized validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership of its property makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a material adverse effect on CLENERGEN or its ability to perform hereunder.

B.

CLENERGEN has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of CLENERGEN. This Agreement has been duly executed and the provisions hereof constitute the valid and legally binding obligations of CLENERGEN and do not require the consent, approval or authorization of, or registration qualification, designation, declaration or filing with, any person, public or governmental authority or other entity (unless otherwise identified and agreed to), except for any of the foregoing which have been received or obtained or, either individually or in the aggregate, do not and would not have a material adverse effect upon CLENERGEN or its ability to perform its obligations hereunder.

C.

The execution and delivery of this Agreement by CLENERGEN, and the performance of its obligations hereunder, are not in violation or breach of, and will not conflict with or constitute a default under, the Certificate of Incorporation or Bylaws of CLENERGEN, or any material agreement, contract, commitment or obligation to which CLENERGEN is a Party or by which it is bound, and will not conflict with or violate any applicable Law or any order or decree of any governmental agency or court having jurisdiction over CLENERGEN or its assets or properties.

2.          EUROGET represents and warrants to CLENERGEN as follows:

A.

EUROGET is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership of its property makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a material adverse effect on EUROGET or its ability to perform hereunder.

B.

EUROGET has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of EUROGET. This Agreement has been duly executed and the provisions hereof constitute the valid and legally binding obligations of EUROGET and do not require the consent, approval or person, public or governmental authority or other entity, except for any of the which have been received or obtained or, either individually or in the aggregate, do not and would not have a material adverse effect upon EUROGET or its ability to perform its obligations hereunder.

C.	The execution and delivery of this Agreement by EUROGET, and the performance of its obligations hereunder, are not in violation or breach of, and will not conflict with or constitute a default under, the Articles or Certificate of Incorporation or Bylaws of EUROGET or any material agreement, contract, commitment or obligation to which EUROGET is a Party or by which it is bound, and will not conflict with or violate any applicable Law or any order or decree of any governmental agency or court having jurisdiction over EUROGET or its assets or properties.

5. Legal Compliance

In performing their obligations hereunder, CLENERGEN and EUROGET shall comply in all material respects with all Laws regarding or relevant to the performance of their respective obligations hereunder, except for any noncompliance which, individually or in the aggregate, do not and would not have a material adverse affect upon either Party hereto, or the agreements contemplated hereby. Without limiting the generality of the foregoing, each Party shall comply in all respects with all of the rules, regulations, statutes and laws under the jurisdiction of any applicable Ghana authority or agency, comparable regulatory bodies of any state or any foreign jurisdiction, or such other regulatory authority which may from time to time exercise jurisdiction over the activities of either CLENERGEN or EUROGET, or which affect, impact or otherwise relate to this Agreement or the activities conducted hereunder or contemplated hereby. CLENERGEN and EUROGET shall cooperate with each other during any inspection, investigation or other inquiry by any governmental agency exercising any such jurisdiction or authority, including providing appropriate information and/or documentation, as may be lawfully requested by such governmental entity. Notwithstanding the foregoing, each Party expressly reserves its rights to, in good faith, challenge the activities of any such governmental agency, to the extent such Party deems appropriate. Further notwithstanding the foregoing, neither CLENERGEN nor EUROGET shall be under any obligation to disclose information hereunder if, and to the extent, such Party in good faith is seeking to protect the attorney-client privilege with respect to any such activity or event.

6. Intellectual Property

Any intellectual property rights (including, without limitation, patents, trade marks, service marks, registered designs, copyright, rights in designs, inventions and confidential information) not owned, assigned or held by either Party prior to the execution of this Agreement and which arise only as a result of the joint efforts of the Parties in the course of business in Ghana, as outlined in this Agreement, shall belong equally to the Parties.

7. Covenant Not to Compete / Exclusivity

A.

EUROGET or any associated company of EUROGET, without the prior written consent of CLENERGEN, either alone or jointly with, through or on behalf of (whether as director, consultant, manager, employee, agent or otherwise) any person, directly or indirectly carry on or be engaged or concerned or interested in any business in Ghana which is in competition with CLENERGEN as carried on at any time during the term of this Agreement.

B.

In connection with any activity as contemplated by this Agreement, the Parties will not engage or employ, or solicit or contact with a view to the engagement or employment by any person, any employee, officer or manager of or any person who has been an employee, officer or manager of the other at any time during the term of this Agreement;

C.

The Parties will not do or say anything which is harmful to the reputation of the other or which may lead any person to cease to deal with the Alliance on substantially equivalent terms to those previously offered or at all.

D.

Seek to contract with or engage (in such a way as to adversely affect the Alliance) any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Alliance or the Parties thereto during the term of this Agreement.

E.	CLENERGEN will not be restricted or prevented from the development of DEPS facilities.

8. Term, Termination

A.	This Agreement shall continue in force until terminated by CLENERGEN or EUROGET giving to the other parties not less than 90 days notice in writing of termination.

B.	Either Party may terminate this Agreement by notice in writing to the other Party if:

1.

One Party materially defaults in its performance of any of its material obligations under this Agreement, and such default is not cured or resolution of a disputed breach is not demanded within sixty (60) days of written notice of such default by the other Party, this Agreement may be terminated at the end of such 60-day period by the Party not in default by written notice of termination to the defaulting Party, such written notice to be given not later than seventy-five (75) days after the first written notice.

2.

In the event of the institution by or against either Party of insolvency, receivership or bankruptcy, proceedings or any other proceedings for the settlement of a Party's debts which are not dismissed within sixty (60) days, or upon a Party's making an assignment for the benefit of creditors, or upon a Party's dissolution or ceasing to do business, the other Party may terminate this Agreement upon written notice.

C.	Any and all covenants pertaining to: non-compete, confidentiality and indemnification shall survive the termination of this Agreement.

9. Confidentiality

A.

Not withstanding any other Agreement regarding Confidentiality that may be signed by the Parties hereto, during the term of this Agreement and after termination or expiration of this Agreement for any reason whatsoever the Receiving Party shall:

1.	keep the Confidential Information confidential;

2.	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with this Section; and

3.	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

B.

During the term of this Agreement the Receiving Party may disclose the Confidential Information to its employees (the "Recipient") to the extent that it is necessary for the purposes of this Agreement.

C.

The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party's obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

D.	The obligations contained in this Section shall not apply to any Confidential Information which:

	1.	is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient; or

2.

can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party; or

	3.	subsequently comes lawfully into the possession of the Receiving Party from a third party; or

	4.	CLENERGEN determines, in its absolute discretion, is required to be disclosed by it in order to fulfil its reporting obligations as a public company.

E.

For the purposes of this Clause, "Confidential Information" means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one party (the "Disclosing Party") to any other party (the "Receiving Party") whether before or after the date of this Agreement.

F.	Notwithstanding the foregoing, CLENERGEN may make any disclosure that in its sole discretion it considers is required for CLENERGEN Oils PLC to fulfil its reporting obligations as a public company.

10. Indemnification

A.	Indemnification by CLENERGEN.

CLENERGEN shall indemnify, defend and hold EUROGET harmless from and against any and all Losses resulting from or arising out of the negligence or willful misconduct of CLENERGEN in the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, CLENERGEN shall indemnify, defend and hold EUROGET harmless from and against any losses relating to product liability claims solely with respect to CLENERGEN Products which may be purchased, designed, developed and manufactured solely and independently by CLENERGEN.

B.	Indemnification by EUROGET.

EUROGET shall indemnify, defend and hold CLENERGEN harmless from and against any losses resulting from or arising out of the negligence of willful misconduct of EUROGET in performing its obligations under this Agreement. Without limiting the generality of the foregoing, EUROGET shall indemnify, defend and hold CLENERGEN harmless from and against any losses resulting from any defect or deficiency with respect to any EUROGET contribution which is the subject of the cooperative efforts pursuant to this Agreement.

C.

A Party seeking indemnification (the "Indemnified Party") pursuant to this Section shall notify, in writing, the other Party (the "Indemnifying Party") within fifteen (15) days of the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, or materially prejudiced with respect to, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party.

D.

The Parties, through the Managing Committee, shall pursue the purchase of appropriate liability insurance which would jointly insure both of the Parties for the activities undertaken pursuant to this Agreement, to the extent such insurance is available to the Parties on commercially reasonable terms. The Managing Committee shall in good faith determine the most efficient and effective way to obtain such insurance and shall in good faith negotiate an appropriate allocation of the cost of acquiring any such insurance.

11. General

A.

ENTIRE AGREEMENT: This Agreement, including any Schedules, Exhibits and Appendices, constitutes the entire agreement and understanding relating to the subject matter of this Agreement and supersedes all previous communications, proposals, representations and agreements, whether oral or written, including that certain Minutes of Meeting executed by and between the parties dated August 14, 2009 relating to the subject matter of this Agreement.

B.

COUNTERPARTS AND HEADINGS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Headings of sections and subsections of this Agreement are for convenience only and the construction of this Agreement shall not be affected by reference to such headings.

C.

NOTICES: Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if personally delivered or mailed by first class certified or registered mail, postage prepaid, hand delivered, or sent by telecopy, email or by reputable courier. Notices sent by U.S. mail shall be deemed delivered three (3) days after deposit with postal authorities or upon confirmed delivery if personally delivered, sent by confirmed fax or courier service. Unless otherwise specified in writing, the mailing addresses of the parties shall be as described below.

For EUROGET:

Euroget De-Invest
13 Ahmed Orabi Street Mohandesseen Giza, Egypt Attn: Said Deraz, Chairman Fax: +202 33037066

For CLENERGEN:

Clenergen Corporation
5379 Lyons Road Suite 301
Coconut Creek, FL 33073 USA Attn: Mark Quinn Fax: 800-899-7114

D.

AMENDMENT AND WAIVER: This Agreement may be modified, amended and supplemented only by written agreement signed by the Parties. The waiver by any Party to this Agreement of any breach or violation of any provision of this Agreement by the other Party shall not operate or be construed to be a waiver of any subsequent breach or violation of the same or any other provision of this Agreement.

E.

ASSIGNMENT: Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party. This Agreement shall be binding upon, and inure to the benefit of, the legal successors to the Parties hereto.

F.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, United States of America.

G.

PARTIAL INVALIDITY: If any provision of this Agreement is held to be invalid, then the remaining provisions shall nevertheless remain in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and be bound by the mutually agreed substitute provision.

H.

CONSTRUCTION: The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. When this Agreement uses the word "including" such word shall be deemed to be followed by the words "without limitation".

I.

FORCE MAJEURE: Both Parties to this Agreement shall be excused from the performance of their obligations hereunder if such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and file non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, "force majeure" shall include conditions beyond the control of the Parties and not resulting from the negligence of the Party seeking excuse, including an act of God, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

J.

INDEPENDENT CONTRACTORS. The relationship of EUROGET and CLENERGEN established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either Party the power to direct and control the day-to-day activities of the other or allow one Party to create or assume any obligation on behalf of the other of any purpose whatsoever.

K.

LIMITATION OF LIABILITY: Except as may be elsewhere herein specifically provided for, neither Party shall be liable to the other for indirect, special, incidental, consequential or punitive damages, or for any lost profits of the other Party, however caused and on any theory of liability, arising out of the performance or failure to perform any obligations set forth herein.

L.

PUBLIC DISCLOSURE: Both sides shall coordinate closely in the release of public information. For this purpose, a Non-Disclosure Agreement, attached hereto as Schedule B and made a part hereof, shall be signed by both sides providing for mutual understanding on the release and disclosure of competitive and proprietary information to form part of these terms of reference.

IN WITNESS WHEREOF, this Agreement is executed and effective as of the date first above written.

CLENERGEN CORPORATION

Mark LM Quinn	Name:
Chief Executive Officer	Witness

EUROGET DE-INVEST
Said Deraz	Name:
Chairman, Chief Executive Officer	Witness

SCHEDULE A

MANAGING COMMITTEE

CLENERGEN CORPORATION

1.	Jessica Hatfield, Executive Vice President
2.	Graham Smith Tilley, Project Manager
3.	Hossam El-Din Ghanem, Regional Consultant

Alliance Coordinator

Hossam Ghanem

Senior Management Representative

Mark LM Quinn

EUROGET DE-INVEST

1.	Said Deraz, Chairman
2.	Joe Marinoni, Director Ghana Office
3.

Alliance Coordinator

Joe Marinoni

Senior Management Representative

Said Deraz

SCHEDULE B

Non Disclosure Agreement

SCHEDULE C

Field Trials

Field trials will be conducted on land parcels identified in the Ashanti and Tamale regions consisting of 4 acres on each location. The following trials will be implemented within the next 4 months:

  1 acre at 1000 plant density of bema bamboo on 4000 acre land parcel
  1 acre at 2000 plant density of bema bamboo on 4000 acre land parcel
  1 acre at 1000 plant density of non- polyploidy Paulownia on 4000 acre land parcel
  1 acre at 2000 plant density of non-polyploidy Paulownia on 4000 acre land parcel
  1 acre at 1000 plant density of bema bamboo on 14000 acre land parcel
  1 acre at 2000 plant density of bema bamboo on 14000 acre land parcel
  1 acre at 1000 plant density of non-polyploidy Paulownia on 14000 acre land parcel
  1 acre at 2000 plant density of non-polyploidy Paulownia on 4000 acre land parcel